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                                                                    EXHIBIT 99.1



[PETROQUEST ENERGY, INC. LETTERHEAD]



NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:      Robert R. Brooksher, Vice President -
                                       Corporate Communications
                                       (337) 232-7028

                      PETROQUEST ENERGY ANNOUNCES DISCOVERY
                           AT IT'S BERRY LAKE PROSPECT

Lafayette, Louisiana -August 15, 2002 - PetroQuest Energy, Inc. (NASDAQ: PQUE) reported today a discovery at its Berry Lake Prospect located in Iberville Parish in South Central Louisiana. PetroQuest has a 71.5% working interest and operates the well, which has been drilled and encountered approximately 71 feet
(TVD) of net productive sands. The well is being completed with first production expected by the end of November. The Company anticipates that the well will produce at a gross rate of approximately 1,000 barrels of oil per day.

"This is the first well we've drilled in our Atchafalaya Basin program area. We have three other prospects (Cut Thru Bayou, Bayou Bend and Murphy Castle) leased in this area and are currently maturing other leads," said Charles Goodson, PetroQuest's Chairman and Chief Executive Officer. "The knowledge gained at Berry Lake further supports our geologic model of the area and enhances the value of our inventory in the Atchafalaya Basin."

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.